UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2014

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2103 City West Blvd., 4th Floor Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2014, Bristow Group Inc. (the “Company”) announced that William E. Chiles will resign as President and Chief Executive Officer of the Company effective upon the conclusion of the 2014 annual meeting of the stockholders of the Company, and he has elected not to run for re-election and will not continue to serve as a director after that meeting. Following his resignation as an officer, Mr. Chiles will remain an employee of the Company and will provide consulting services to the Company.

Jonathan E. Baliff has been appointed President and Chief Executive Officer to succeed Mr. Chiles effective immediately following the resignation of Mr. Chiles as an officer of the Company. The Company expects to nominate Mr. Baliff as a member of the Board of Directors of the Company effective for the term beginning upon the conclusion of the 2014 annual meeting of the stockholders of the Company. Mr. Baliff, 50, joined Bristow as Senior Vice President and Chief Financial Officer in 2010. At Bristow, as part of the Senior Management Team, he led teams that created and executed the successful “Bristow Value Added” implementation throughout the company, a transformation of the company’s capital allocation strategy. Mr. Baliff was also part of the team that led the successful effort to win the ten bases, £1.5 billion UK Search and Rescue contract. At NRG Energy Inc., where he served as Executive Vice President, Strategy, Mr. Baliff led the development and implementation of NRG’s corporate strategy as well as its efforts to drive top-line growth through acquisitions and business alliances. Before joining NRG in 2008, he spent 12 years with Credit Suisse, most recently as Managing Director for the Global Energy Group. Mr. Baliff began his career serving on active duty as an aviator in the U.S. Air Force for eight years from 1985 to 1993. He holds a Bachelor of Science degree in Aerospace Engineering from Georgia Tech and a Master of Science in Foreign Service from Georgetown University. Mr. Baliff will receive a salary of $700,000 per year starting in June 2014.

Mr. Chiles and the Company have entered into a Retirement and Consulting Agreement, dated January 30, 2014 (the “Agreement”) to specify the terms of his continued employment with the Company. Prior to his resignation as an officer, Mr. Chiles will continue to serve as the Company’s President and Chief Executive Officer and will (1) receive a salary of $950,000 per year commencing January 1, 2014, (2) remain eligible for annual bonuses, with the fiscal year 2014 annual bonus based on an annual salary of $950,000 for the entire period and the fiscal year 2015 annual bonus pro-rated for his time of service as an officer of the Company and paid at the greater of target level of 100% of salary for that period or the level of actual achievement of relevant performance goals, (3) remain eligible for a grant of long-term incentive awards, which may include equity awards and performance cash awards, in the sole discretion of the Compensation Committee of the Board of Directors of the Company, and (4) remain eligible for participation in the Company’s 401(k), welfare, deferred compensation and other plans pursuant to the terms of such plans.

Upon his resignation as an officer, Mr. Chiles will be entitled to a lump sum cash payment of $3.8 million, which is equivalent to the amount that would be payable as severance under the employment agreement that was in effect prior to the execution of the Agreement. In addition, all outstanding long-term incentive awards other than awards granted in 2014 will fully vest.

Under the terms of the Agreement, following his resignation as an officer and ending July 31, 2016, Mr. Chiles will provide consulting services to the Company relating to the achievement of certain business objectives and matters of strategy. During the period that he provides consulting services to the Company, Mr. Chiles will (1) receive a salary at the rate of $950,000 per year, (2) be eligible for a discretionary cash bonus with respect to the first year of his provision of consulting services, (3) be eligible to participate in the Company’s 401(k) plan and welfare plans and (4) be eligible for deferred compensation in an amount described below. The Company will also provide office and administrative support services to Mr. Chiles. Mr. Chiles is not eligible to receive grants of equity awards following the effective date of his resignation as an officer.

Upon termination of his employment with the Company due to death, disability or involuntary termination without cause prior to his resignation as an officer, Mr. Chiles will receive (1) payment of his annual salary through the date of the 2014 annual meeting of the stockholders of the Company, (2) payment of annual bonuses to which he would have otherwise been entitled with respect to service through the date of the 2014 annual meeting of the stockholders of the Company and (3) full vesting of his long-term incentive awards other than the 2014 long-term incentive awards. In addition to the foregoing (to the extent not previously paid) and subject to timely execution of a release of claims against the Company and its affiliates, upon expiration of the consulting period on July 31, 2016, or upon any earlier termination of his employment with the Company due to death, disability or involuntary termination without cause, Mr. Chiles will receive (A) payment of his annual salary through July 31, 2016, (B) full vesting of the 2014 long-term incentive awards, (C) a lump sum cash payment of $250,000 for health insurance coverage and (D) a payment of 20% of all salary and any cash bonus amount attributable to any period after he is no longer eligible to participate in the Company’s deferred compensation plan.

The Agreement contains certain restrictive covenants and confidentiality provisions, including non-compete and non-solicitation obligations continuing for 18 months after Mr. Chiles terminates all employment and consulting services with the Company, and a mutual non-disparagement provision.

The description of the Retirement and Consulting Agreement set forth above is qualified in its entirety by the Retirement and Consulting Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Retention awards of restricted stock units were granted on February 3, 2014 to Jeremy Akel, Mark B. Duncan, Hilary S. Ware and E. Chipman Earle in the amount of 12,784 shares, 14,330 shares, 13,206 shares and 12,223 shares, respectively. These retention awards will vest on February 3, 2017, subject to continued service through that date by the applicable executive, or if earlier upon the executive’s death or disability or a change of control of the Company. The description of these restricted stock unit awards set forth above is qualified in its entirety by the Form of Restricted stock Unit Retention Award Letter, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Retirement and Consulting Agreement dated January 30, 2014 between the Company and William E. Chiles.

10.2	Form of Restricted Stock Unit Retention Award Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: February 3, 2014	By:	/s/ E. Chipman Earle
E. Chipman Earle Senior Vice President, General Counsel and Corporate Secretary